UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2015
STARTEK, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

8200 E. Maplewood Ave., Suite 100, Greenwood Village, CO 80111
(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 15, 2015, the Board of Directors of StarTek, Inc. (the “Company”) appointed Donald Norsworthy as Senior Vice President, Chief Financial Officer and Treasurer. Mr. Norsworthy succeeds Lisa A. Weaver, whose employment will terminate effective December 1, 2015 pursuant to her previously announced resignation and will support Mr. Norsworthy’s transition.

Mr. Norsworthy, age 56, most recently served as Chief Financial Officer of ACCENT Marketing Services, a business process outsourcing company providing contact center services and customer engagement solutions, from April 2014 until it was acquired by the Company in June 2015. Prior to ACCENT, Mr. Norsworthy was Chief Financial Officer of CKS Packaging, a plastic container manufacturer, from June 2013 to March 2014, and Chief Financial Officer of Integrity Solution Services, a third-party collections company, from August 2011 to June 2013. He served as Chief Financial Officer of Protocol Services Acquisition Corp., a contact center company, from 2006 to 2008 and then served as its Chief Executive Officer from 2008 to 2011.

In connection with Mr. Norsworthy’s appointment, the Company and Mr. Norsworthy entered into an employment agreement.  The agreement provides for an annual salary of $275,000, subject to periodic review and adjustment by the Company.  Mr. Norsworthy will also be paid a signing bonus of $25,000, less deductions, paid in two equal payments in January 2016 and April 2016, provided he remains employed by the Company. Mr. Norsworthy will be required to repay a prorated portion of the signing bonus if he voluntarily leaves the Company during the first year. Mr. Norsworthy will be eligible to participate in the Company’s annual executive incentive plan with a bonus potential of 75%.  Mr. Norsworthy will also receive stock options to purchase 75,000 shares of the Company’s common stock upon his commencement of employment, which options will vest in full three years from the date of grant, subject to the other terms of the option agreement.

Mr. Norsworthy’s employment with the Company can be terminated at any time for any reason by the Company or Mr. Norsworthy.  However, if Mr. Norsworthy’s employment is terminated without cause or he resigns with good reason, he will be entitled to receive six months of his then-current annual base salary payable on the same basis and at the same time as previously paid, commencing on the first regularly scheduled pay date following termination.  In addition, if Mr. Norsworthy timely elects continuation of health insurance pursuant to COBRA, the Company will reimburse him for a portion of his COBRA premiums that is equal to the Company’s monthly contribution toward his health benefit premiums as of the date of termination for a period of six months.  In addition, if Mr. Norsworthy’s employment with the Company is terminated without cause or he resigns for good reason upon, or within two years after, the consummation of a change of control, Mr. Norsworthy will receive a lump sum payment equal to twelve months of his then-current annual base salary, as well as the health insurance benefits described above for a period of twelve months. “Cause,” “good reason” and “change of control” are defined in the employment agreement.

The employment agreement also provides for non-disclosure by Mr. Norsworthy of the Company’s confidential or proprietary information, and includes covenants by Mr. Norsworthy not to compete with the Company or hire or solicit its employees, suppliers and customers, in each case for a restricted period equal to twelve months following termination of employment.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

Date: November 16, 2015	By:	/s/ Chad A. Carlson
Chad A. Carlson President and Chief Executive Officer